FOR IMMEDIATE RELEASE

Contacts:	Ewen R. Cameron, President & CEO telt@teltronics.com Telephone: 941.753.5000
	Charles Messman; Todd Kehrli MKR Group, LLC 310.314.3800 212.308.4557 cmessman@mkr-group.com tkehrli@mkr-group.com	IDEAS THAT COMMUNICATE 941.753.5000 941.751.7724 (FAX) 2150 Whitfield Industrial Way Sarasota, FL 34243-4046

TELTRONICS HAS RECEIVED NASDAQ DELISTING NOTICE

SARASOTA, Fla., Tuesday, February 19, 2002 - Teltronics, Inc. (NASDAQ: TELT), dedicated to excellence in the design, development, and assembly of electronics equipment and software that enhances the performance of telecommunications networks, announced that it has received a Nasdaq Staff Determination at the close of business on February 15, 2002, indicating that Teltronics fails to comply with the minimum net tangible assets or minimum stockholders' equity requirements for continued listing, set forth in Marketplace Rule 4310(c)(2)(B) and that its common stock is therefore subject to delisting from The Nasdaq SmallCap Market.

Marketplace Rule 4310(c)(2)(B) states that "For continued inclusion, the issuer shall maintain: (i) stockholders' equity of $2.5 million; (ii) market capitalization of $35 million; or (iii) net income of $500,000 in the most recently completed fiscal year or two of the last three most recently completed fiscal years."

The Company said it will file, on or before February 21, a request for a hearing before the Nasdaq Qualifications Panel to review the staff determination. Meanwhile, Teltronics added, its stock will continue to be traded on the Nasdaq SmallCap Market. The hearing date will be determined by Nasdaq and should occur within 45 calendar days from now, the Company said.

The Company was also notified that it did not comply with the $1.00 minimum bid price requirement for continued listing on The Nasdaq SmallCap Market set forth in Nasdaq Marketplace Rule 4310(c)(4). In accordance with Nasdaq Marketplace Rule 4310(c)(8)(D) the Company will be provided 180 calendar days or until August 13, 2002 to regain compliance. If at anytime before August 13, 2002, the bid price of the Company's common stock closes at $1.00 per share for a minimum of 10 consecutive trading days, Nasdaq Staff will provide written notification that the Company is in compliance with the Rule.

If Teltronics stock is delisted, it will be eligible for quotation on the OTC Bulletin Board.

About Teltronics:

Teltronics, Inc. (Nasdaq-TELT) is dedicated to excellence in the design, development, and assembly of electronics equipment and software that enhances the performance of telecommunications networks. The Company manufactures telephone switching systems and software for small to large sized businesses, government, and 911 public safety communications centers. Teltronics provides remote maintenance hardware and software solutions to help large organizations and regional telephone companies effectively monitor and maintain their telecommunications systems.

The Company also serves as an electronic contract manufacturing partner to customers in the U.S. and overseas. Interactive Solutions, Inc., a subsidiary of Teltronics, Inc., designs and markets technologically advanced, multimedia computer solutions for the education of hard-of- hearing, deaf and learning disabled people. Teltronics' common stock trades on The NASDAQ SmallCap Market tier of The NASDAQ Stock Market under the symbol "TELT". Further information regarding Teltronics can be found at their web site, www.teltronics.com.

A number of statements contained in this press release are forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, competitive market conditions, successful integration of acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expenses, the ability to comply with the rules for inclusion in The Nasdaq Stock Market and other factors described in the Company's filings with the Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties.

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